Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Valeritas, Inc.:

We consent to the use of our report dated August 6, 2014 with respect to the consolidated balance sheets of Valeritas, Inc. and its subsidiaries as of December 31, 2012 and 2013, and the related consolidated statements of operations, stockholders’ equity/(deficit), and cash flows for each of the years in the two-year period ended December 31, 2013, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Boston, Massachusetts

February 12, 2015